EXHIBIT 10.1


      Trimble Navigation Limited 2005 Management Incentive Plan Description


1. Definitions:

     a. "Company" means Trimble Navigation Limited, a California corporation.

     b. "Board of Directors" means the Board of Directors of the Company.

     c.  "Operating  Income"  means (i) with  respect to a  division,  operating income for that division and (ii) with respect to the Company, operating income for the Company adjusted for amortization of intangibles, restructuring and infrequent charges.

     d. "Asset Charge" means 10% of the sum of net inventory plus net accounts receivable plus net fixed assets less free liabilities.

2. Participants: The CEO, all of the Vice Presidents of the Company and a number of senior-level managers and individual contributors as nominated by their respective Vice Presidents and approved by the CEO of the Company.

3. Payments earned under the Management Incentive Plan depend upon the Company's quarterly and annual Operating Income adjusted by an Asset Charge, with minimum thresholds for revenue and Operating Income as a percentage of revenue.

4. Target payouts, ranging from 10% to 70% of base annual salary for each participant are determined by the CEO of the Company in conjunction with the executive officers and the vice presidents of the Company, and approved by the Board of Directors. The Board of Directors has established a 70% target for the CEO.

5. The payout under the Plan ranges from zero to 300% of each participant's target, based upon achievement of fiscal year 2005 planned operating income of a combination of division and/or Company performance. Payments are made on a quarterly basis, 10% of target each quarter and the remainder after the close of the fiscal year.